Exhibit 10.2

FIFTH AMENDMENT TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of December 22, 2020 among each of AMCON Distributing Company, a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON”), Chamberlin Natural Foods, Inc., a Florida corporation, having its principal place of business at 3711 Oleander Way, Suite 1309, Casselberry, Florida 32707 (“Chamberlin Natural”), Health Food Associates, Inc., an Oklahoma corporation, having its principal place of business at 7807 East 51st Street, Tulsa, Oklahoma 74145 (“Health Food”), AMCON ACQUISITION CORP., a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON Acquisition”); and EOM ACQUISITION CORP., a Delaware corporation, having its principal place of business at 7807 East 51st Street, Tulsa, Oklahoma 74145 (“EOM Acquisition”; AMCON, Chamberlin Natural, Health Food, AMCON Acquisition and EOM Acquisition are each referred to as a “Borrower” and are collectively referred to as “Borrowers”), and BANK OF AMERICA, N.A., a national banking association (in its individual capacity, “BofA”), as agent (in such capacity as agent, “Agent”) for itself and all other lenders from time to time a party to the Credit Agreement (as defined below) (“Lenders”), 135 South LaSalle Street, Chicago, Illinois 60603-4105.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and Agent have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of April 18, 2011, as amended by that certain Consent and First Amendment to Second Amended and Restated Loan and Security Agreement dated as of May 27, 2011, that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of July 16, 2013, that certain Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of November 6, 2017 and that certain Fourth Amendment to Second Amended and Restated Loan and Security Agreement dated as of March 20, 2020 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Lenders agreed to provide certain credit facilities to the Borrowers;

WHEREAS, the Borrowers have requested that the Agent and the Lenders amend the Credit Agreement in order to, among other things, (i) decrease the LIBOR floor, (ii) modify certain covenants affected by the payment of dividends, (iii) increase certain baskets related to permitted indebtedness, and (iv) effectuate such other amendments as provided herein; and

WHEREAS, the Agent and the Lenders are willing to accommodate the Borrowers’ requests on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

1.Defined Terms; Incorporation of the Credit Agreement.  All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Credit Agreement, and the Credit Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety.  To the extent any terms and provisions of the Credit Agreement are inconsistent with the amendments set forth in paragraph 2 below, such terms and provisions shall be deemed superseded hereby.  Except as specifically set forth herein, the Credit Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.
2.Amendments to the Credit Agreement.  The Credit Agreement is hereby amended as follows:
(a)The following definitions are hereby added to Section 1.1 of the Credit Agreement to read as follows:

“ISDA Definitions”: 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“LIBOR Replacement Date”: as defined in Section 4(e).

“LIBOR Successor Rate”: as defined in Section 4(e).

“Pre-Adjustment Successor Rate”: as defined in Section 4(e).

“Related Adjustment”: in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by Agent applicable to such LIBOR Successor Rate: (a) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (i) is published on an information service as selected by Agent from time to time in its discretion or (ii) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to Agent; or (b) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“2021 Special Dividend” shall mean a dividend to equityholders in an amount not to exceed $3,000,000 on or before February 28, 2021.

(b)The last sentence of the definition of the term “LIBOR Rate” appearing in Section 1.1 is hereby amended in its entirety as follows:

Notwithstanding the foregoing, the LIBOR Rate shall not be less than one-half of one percent (0.50%).

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(c)The definition of “Fixed Charge Coverage Ratio” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Fixed Charge Coverage Ratio” means for any period of determination for the Borrowers, the ratio of EBITDA to Fixed Charges determined in accordance with GAAP.  Notwithstanding the foregoing, the (i) $6,500,000 investment and $3,500,000 loan made by AMCON in Team Sledd, LLC, a Delaware limited liability company, pursuant to its January 3, 2020 Contribution Agreement, and (ii) 2021 Special Dividend shall each be excluded from the calculation of Fixed Charge Coverage Ratio.

(d)Section 4(e) of Credit Agreement is hereby amended and restated to read as follows:

(e)Notwithstanding anything to the contrary in this Agreement or any of the Other Agreements, if the Agent determines (which determination shall be conclusive absent manifest error), or the Requisite Lenders notify the Agent (with, in the case of the Requisite Lenders, a copy to the Borrowers) that Requisite Lenders have determined, that:

(i)adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period hereunder or any other tenors of LIBOR, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”);

(iii)the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative;

(iv)syndicated loans currently being executed, or that include language similar to that contained in this Section 4, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

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then, in the case of clauses (i) through (iii) above, on a date and time determined by the Agent (any such date, “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under the Other Agreements with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any Other Agreement (“LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, “Pre-Adjustment Successor Rate”):

(x)Term SOFR plus the Related Adjustment; and

(y) SOFR plus the Related Adjustment;

and in the case of clause (iv) above, the Agent and the Borrowers may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and the Other Agreements in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have notified Lenders and the Borrowers of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, Requisite Lenders have delivered to the Agent written notice that such Requisite Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause; provided, that if the Agent determines that Term SOFR has become available, is administratively feasible for the Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and notifies the Borrowers and Lenders of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than 30 days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

The Agent will promptly (in one or more notices) notify the Borrowers and Lenders of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a LIBOR Replacement Date, and (z) the LIBOR Successor Rate.  Any

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LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent such market practice is not administratively feasible for the Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.  Notwithstanding anything else herein, if at any time any LIBOR Successor Rate as so determined would otherwise be less than 0.5%, the LIBOR Successor Rate will be deemed to be 0.5% for the purposes of this Agreement and the Other Agreements.

In connection with the implementation of a LIBOR Successor Rate, the Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Agreement, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that with respect to any such amendment effected, the Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Borrowers and Lenders reasonably promptly after such amendment becomes effective.

If events or circumstances of the type described in clauses (i) through (iii) above have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”

(e)New Sections 4(f) and 4(g) are hereby added to the Credit Agreement to read as follows:

(f)Notwithstanding anything to the contrary herein, (i) after any such determination by the Agent or receipt by the Agent of any such notice described under Section 4(e)(i) through (iv), as applicable, if the Agent determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 4(e)(iv) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 4(e)(i) through (iii) have occurred with respect to the LIBOR Successor Rate then in effect and the Agent determines that none of the LIBOR Successor Rates is available, then in each case, the Agent and the Borrowers may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with one or more SOFR-Based Rates or

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another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated.  For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate.  Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Requisite Lenders have delivered to the Agent written notice that such Requisite Lenders object to such amendment.

(g)If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined and the circumstances under Section 4(e)(i) or (iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrowers and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended (to the extent of the affected LIBOR Rate Loans, Interest Periods, interest payment dates or payment periods), and (y) the LIBOR component shall no longer be utilized in determining the Base Rate, until the LIBOR Successor Rate has been determined in accordance with the terms herein.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

(f)Section 13(b) of the Credit Agreement is hereby amended and restated to read as follows:

(b)Indebtedness.  No Borrower shall create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that a Borrower may (i) borrow money from a Person other than Agent and Lenders on an unsecured and subordinated basis if a subordination agreement in favor of Agent for its benefit and the benefit of the other Lenders and in form and substance satisfactory

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to the Agent is executed and delivered to Agent relative thereto; (ii) maintain its present indebtedness listed on Schedule 11(n) hereto; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures; (v) together with each other Borrower, incur operating lease obligations requiring payments not to exceed Six Million and No/100 Dollars ($6,000,000.00) in the aggregate for all Borrowers during any Fiscal Year of Borrowers; (vi) incur Rate Hedging Obligations; (vii) incur other indebtedness not to exceed $2,500,000 in the aggregate at any time; and (viii) incur additional indebtedness secured solely by real property owned by the Borrower located at 2517 Ellington Road, Quincy, Illinois, 3125 East Thayer Avenue, Bismarck, North Dakota, 3205 E. Thayer Avenue, Bismarck, North Dakota and 1511 Turbine Drive, Rapid City, South Dakota in an aggregate amount not to exceed $6,500,000 at any time.

(g)Section 13(e) of the Credit Agreement is hereby amended by adding the following new paragraph at the end thereof:

Notwithstanding the foregoing, provided that (i) each such dividend payment is permitted under all applicable laws; (ii) no Event of Default shall have occurred prior to, or would occur as a result of, any such dividend payment, the 2021 Special Dividend shall be excluded from the Dividend Limit for the Fiscal Year ended 2021 and not for any other period.

(h)Section 13(f) of the Credit Agreement is hereby amended and restated to read as follows:

(f)  Investments; Loans; Transfers.  No Borrower shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States; nor shall a Borrower lend or otherwise advance funds or transfer any assets to any Person (including, but not limited to, any Subsidiary which is not a Subsidiary Borrower hereunder) (collectively, “Investments”) except for advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business; provided however, (i) so long as no Event of Default exists or would be caused thereby and (ii) (x) Borrowers have Excess Availability greater than or equal to seventeen and one-half percent (17.5%) of the Maximum Loan Limit on a pro forma basis for the thirty day period immediately prior to and after making any such Investment, or (y) Borrowers have Excess Availability greater than or equal to twelve and one-half percent (12.5%) of the Maximum Loan Limit on a pro forma

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basis for the thirty day period immediately prior to and after making such Investment and a pro-forma Fixed Charge Coverage Ratio of 1.00:1.0 prior to and immediately after giving effect to making such Investment, Borrowers may make additional Investments in an amount not to exceed the Dividend Limit less the amount of all regularly scheduled dividends paid during such Fiscal Year, it being understood and agreed that (i) the $3,500,000 loan made by AMCON in Team Sledd, LLC, a Delaware limited liability company, pursuant to its January 3, 2020 Contribution Agreement, shall be excluded for purposes of determining the cap on Borrowers’ ability to make additional Investments, and (ii) the 2021 Special Dividend, shall be excluded from the Dividend Limit for purposes of determining the cap on Borrowers’ ability to make additional Investments.

3.Representations, Covenants and Warranties; No Default.  Except for the representations and warranties of the Borrowers made as of a particular date, the representations, covenants and warranties set forth in Sections 11, 12 and 13 of the Credit Agreement shall be deemed remade as of the date hereof by the Borrowers; provided, however, that any and all references to the Credit Agreement in such representations and warranties shall be deemed to include this Amendment.  The Borrowers hereby represent, warrant and covenant that after giving effect to the amendments contained in this Amendment, no Default or Event of Default has occurred and is continuing.  The Borrowers represent and warrant to Agent and the Lenders that the execution and delivery by each Borrower of this Amendment and the performance by it of the transactions herein contemplated (i) are and will be within its organizational powers, (ii) have been authorized by all necessary organizational action, and (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which such Borrower is a party or by which the property of such Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking, which conflict could reasonably be expected to have a Material Adverse Effect or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of such Borrower.
4.Affirmation.  Except as specifically amended pursuant to the terms hereof, the Credit Agreement and the Other Agreements (and all covenants, terms, conditions and agreements therein), shall remain in full force and effect, and are hereby ratified and confirmed in all respects by the Borrowers.  The Borrowers covenant and agree to comply with all of the terms, covenants and conditions of the Credit Agreement, as amended hereby, notwithstanding any prior course of conduct, waivers, releases or other actions or inactions on Agent’s or any Lender’s part which might otherwise constitute or be construed as a waiver of or amendment to such terms, covenants and conditions.  The Borrowers hereby represent and warrant to Agent and Lenders that as of the date hereof, there are no claims, counterclaims, offsets or defenses arising out of or with respect to the Liabilities.  Each Borrower hereby confirms its existing grant to Agent of a Lien on and security interest in the Collateral.  Each Borrower hereby confirms that all Liens and security interests at any time granted by it to Agent continue in full force and effect and secure and shall continue to secure the Liabilities.  Nothing herein contained is intended to in any manner impair
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or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.
5.Fees and Expenses.  The Borrowers agree to pay on demand all costs and expenses incurred by Agent and the Lenders in connection with the drafting, negotiation, execution and implementation of this Amendment including, but not limited to, the expenses and reasonable fees of counsel for Agent and the Lenders.
6.Closing Documents.  This Amendment shall be deemed effective as of the date hereof provided that Borrowers shall deliver to Agent the following documents and/or complete the following requirements (collectively, the “Closing Requirements”) upon execution hereof (in each case in form and substance satisfactory to Agent and the Lenders):
(a)this Amendment executed by the Borrowers and the Agent;
(b)the documents, instruments and agreements set forth on the Closing Checklist attached hereto as Annex 1;
(c)such other documents, instruments, agreements, opinions or certificates as required by Agent.
7.Continuing Effect.  Except as otherwise specifically set forth herein, the provisions of the Credit Agreement shall remain in full force and effect.
8.Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof and shall be deemed an original signature hereunder.
9.Organizational Information.  The Borrowers hereby represent and warrant to the Agent that, except as otherwise provided in the Secretary’s Certificates of the respective Borrowers delivered to the Agent in partial satisfaction of the Closing Requirements, (a) the formation and organizational documents of each Borrower attached to the Secretary’s Certificate of each Borrower and previously delivered by each such Borrower to the Agent have not been modified or altered in any way (the “Original Certificates”), (b) the officers, members or managers, as applicable, for each such Borrower set forth in the Original Certificates that are authorized to execute documents on behalf of each such Borrower remain duly authorized officers, members or managers of each such Borrower, and (c) the resolutions attached to each such Original Certificate have not been modified, rescinded or altered in any way and are sufficient to authorize the execution and delivery of this Fifth Amendment and the other agreements, documents and instruments executed and delivered in connection herewith.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Fifth Amendment to Second Amended and Restated Loan and Security Agreement as of the date first above written.

BORROWERS:	AMCON DISTRIBUTING COMPANY By: /s/ Charles J. Schmaderer Title: Vice President and Chief Financial Officer
CHAMBERLIN NATURAL FOODS, INC. By: /s/ Andrew C. Plummer Title: Secretary
HEALTH FOOD ASSOCIATES, INC. By: /s/ Andrew C. Plummer Title: Secretary
AMCON ACQUISITION CORP. By: /s/ Andrew C. Plummer Title: President
EOM ACQUISITION CORP. By: /s/ Andrew C. Plummer Title: Secretary

LENDERS:	BANK OF AMERICA, N.A., as Agent and a Lender By: /s/ Charles Fairchild Title: Senior Vice President Revolving Loan Commitment: $73,333,333.33
BMO HARRIS BANK N.A., as a Lender By: /s/ Steve Teufel Title: Vice President Revolving Loan Commitment: $36,666,666.67